U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): July 11, 2006
AMB PROPERTY CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	001-13545	94-3281941

(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S employer identification number)
Pier 1, Bay 1, San Francisco, California 94111
(Address of principal executive offices) (Zip code)
415-394-9000
(Registrants’ telephone number, including area code)
n/a
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02   RESULTS OF OPERATIONS AND FINANCIAL CONDITION.
On July 11, 2006, we issued a press release entitled “AMB Property Corporation Announces Second Quarter 2006 Results,” which sets forth disclosure regarding our results of operations for the second quarter of 2006. A copy of the press release is attached hereto as Exhibit 99.1. This section and the attached exhibit are provided under Item 2.02 of Form 8-K and are furnished to, but not filed with, the Securities and Exchange Commission.
ITEM 8.01   OTHER EVENTS.
On July 11, 2006, we reported results for the second quarter and first six months of 2006.
For the quarter ended June 30, 2006, funds from operations per fully diluted share and unit was $0.87, as compared to $0.55 for the second quarter of 2005. For the six months ended June 30, 2006, funds from operations per fully diluted share and unit was $1.39, as compared to $1.09 for the same period in 2005. The quarter and year-to-date funds from operations per fully diluted share and unit results exceeded the high end of our previous guidance by $0.14 per share, primarily as a result of better than expected profitability on the assets sold or contributed during the quarter of $0.49 per share, partially offset by $0.06 per share of impairment charges.
Net income available to common stockholders per share for the second quarter of 2006 was $0.80, as compared to $0.45 for the second quarter of 2005, primarily due to increased levels of development profits and gains from dispositions of operating properties. Net income available to common stockholders per share for the six months ended June 30, 2006, was $1.06 as compared to $0.97 for the same period in 2005.
Operating Results
Our industrial operating portfolio occupancy was 95.4% at June 30, 2006, up 70 basis points from March 31, 2006, and 90 basis points from June 30, 2005. Cash-basis same store net operating income in the second quarter of 2006 increased 3.0% over the same period in 2005. When the effects of lease termination fees are excluded from this metric, the increase was 2.9%. The increase was due, in part, to a higher average occupancy rate in the same store portfolio. In the second quarter, rents on lease renewals and rollovers in our operating portfolio declined 0.9% — the lowest quarterly decline since the second quarter of 2002 — as compared to an 11.5% decline in the prior quarter and a 14.6% decline in the second quarter of 2005.
Investment Activity
New development and renovation starts in the quarter totaled more than 2.0 million square feet in four projects in the U.S., Japan and China with an estimated total investment of $134.6 million. Included is a 1.0 million square foot, three-building project in Shanghai, China, that is fully pre-committed. Our industrial development and renovation pipeline totals 47 projects of approximately 14.2 million square feet globally with an estimated total investment of $1.1 billion scheduled for delivery through the second quarter of 2008. Deliveries slated though the end of 2006 are 78% preleased or under contract for sale.

We placed three industrial development projects into operations during the second quarter of 2006. The buildings, located in the U.S. distribution markets of Washington D.C. and Los Angeles, total approximately 451,000 square feet and were completed for an aggregate investment of $52.5 million.
Our development business includes projects for sale to third parties, or contribution of stabilized properties to affiliated private capital funds. During the second quarter, we contributed AMB Ohta Distribution Center, a 790,000 square foot industrial facility located in Tokyo, to our AMB Japan Fund I, and Encino Distribution Center, a 581,000 square foot industrial facility located in Mexico City, to our Mexico fund, AMB-SGP Mexico.
During the second quarter, we acquired approximately 2.5 million square feet of distribution facilities in 27 buildings at a total acquisition cost of approximately $246.8 million. The acquisitions expand our presence in four North American target markets and in Paris, France.
In the second quarter, we completed opportunistic sales of eight operating buildings that no longer fit our strategy. In the aggregate, the buildings comprised approximately 531,000 square feet and represented approximately $37.1 million in gross disposition proceeds.
Organizational Update
With the post-quarter acquisition of the 50% of AMB BlackPine that we did not previously own, we have combined the operations of AMB BlackPine with our wholly-owned Japanese subsidiary, AMB Property Japan, creating a unified platform from which we will continue to develop, lease, acquire and operate industrial real estate in Japan. The newly integrated entity will operate as AMB Property Japan, with a combined workforce in Tokyo, Osaka, and Nagoya of 47 persons, 43 of whom are Japanese nationals.
Promotions and Addition of Company Officers
We announced eight officer promotions effective July 1, 2006. In North America, Jim McGill has been promoted to senior vice president, and Al Kalmbach, Will O’Donnell, and Marc Sances have been promoted to vice president. In Europe, Arthur Tielens has been promoted to senior vice president, and Paul Van Riemsdijk has been promoted to vice president. In Asia, Fritz Wyler has been promoted to senior vice president, and Richard Xia has been promoted to vice president.
In addition, Anthony Chiarello has joined us, in our New Jersey office, as senior vice president, Customer Development. Mr. Chiarello most recently served as president of Hudd Distribution Services, Inc., a Maersk Logistics company. Previously, he was president of Maersk Logistics USA Inc.

Supplemental Earnings Measures
We report funds from operations in accordance with the standards established by the National Association of Real Estate Investment Trusts. Included in the footnotes to our attached financial statements is a discussion of why management believes funds from operations is a useful supplemental measure of operating performance, ways in which investors might use funds from operations when assessing our financial performance and the limitations of funds from operations as a measurement tool. Reconciliation from net income to funds from operations is provided in the attached tables and published in our quarterly supplemental analyst package.
     We believe that net income, as defined by GAAP, is the most appropriate earnings measure. However, we consider same store net operating income to be a useful supplemental measure of our operating performance. Properties that are considered part of the same store pool include all properties that were owned as of the end of both the current and prior year reporting periods and exclude development properties for both the current and prior reporting periods. The same store pool is set annually and excludes properties purchased and developments stabilized after December 31, 2004. The same store pool includes the Park One parking lot in Los Angeles, California. In deriving same store net operating income, we define net operating income as rental revenues (as calculated in accordance with GAAP), including reimbursements, less straight-line rents, property operating expenses and real estate taxes. We exclude straight-line rents in calculating same store net operating income because we believe it provides a better measure of actual cash basis rental growth for a year-over-year comparison. In addition, we believe that same store net operating income helps the investing public compare the operating performance of a company’s real estate as compared to other companies. While same store net operating income is a relevant and widely used measure of operating performance of real estate investment trusts, it does not represent cash flow from operations or net income as defined by GAAP and should not be considered as an alternative to those measures in evaluating our liquidity or operating performance. Same store net operating income also does not reflect general and administrative expenses, interest expenses, depreciation and amortization costs, capital expenditures and leasing costs, or trends in development and construction activities that could materially impact our results from operations. Further, our computation of same store net operating income may not be comparable to that of other real estate companies, as they may use different methodologies for calculating same store net operating income.
     We are an owner and operator of industrial real estate, focused on major hub and gateway distribution markets throughout North America, Europe and Asia. As of June 30, 2006, we owned, or had investments in, on a consolidated basis or through unconsolidated joint ventures, properties and development projects expected to total approximately 122 million square feet (11 million square meters) and 1,094 buildings in 41 markets within eleven countries. We invest in properties located predominantly in the infill submarkets of its targeted markets. Our portfolio is comprised of High Throughput Distribution® facilities—industrial properties built for speed and located near airports, seaports and ground transportation systems.

CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	As of
	June 30, 2006	March 31, 2006	December 31, 2005
Assets
Investments in real estate:
Total investments in properties	$7,376,322	$6,913,524	$6,798,294
Accumulated depreciation	(774,528)	(736,760)	(697,388)

Net investments in properties	6,601,794	6,176,764	6,100,906
Investments in unconsolidated joint ventures	123,107	118,472	118,653
Properties held for contribution, net	71,981	266,311	32,755
Properties held for divestiture, net	46,857	31,201	17,936

Net investments in real estate	6,843,739	6,592,748	6,270,250
Cash and cash equivalents	231,912	168,007	267,233
Mortgages and loans receivable	18,816	21,589	21,621
Accounts receivable, net	127,528	148,907	178,682
Other assets	114,371	112,312	64,953

Total assets	$7,336,366	$7,043,563	$6,802,739

Liabilities and Stockholders’ Equity
Secured debt	$1,824,468	$1,917,805	$1,912,526
Unsecured senior debt	1,051,249	950,937	975,000
Unsecured credit facilities	909,952	734,110	490,072
Other debt	88,217	63,543	23,963
Accounts payable and other liabilities	254,223	249,149	263,744

Total liabilities	4,128,109	3,915,544	3,665,305
Minority interests:
Joint venture partners	950,209	899,658	853,643
Preferred unitholders	189,964	200,986	278,378
Limited partnership unitholders	89,717	87,973	89,114

Total minority interests	1,229,890	1,188,617	1,221,135
Stockholders’ equity:
Common equity	1,803,036	1,764,071	1,740,751
Preferred equity	175,331	175,331	175,548

Total stockholders’ equity	1,978,367	1,939,402	1,916,299

Total liabilities and stockholders’ equity	$7,336,366	$7,043,563	$6,802,739

CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except share data)

	For the Quarters Ended		For the Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues
Rental revenues	$175,330	$154,370	$351,234	$307,204
Private capital income	4,943	3,438	10,049	6,756

Total revenues	180,273	157,808	361,283	313,960

Costs and expenses
Property operating costs	(44,883)	(39,916)	(90,400)	(79,500)
Depreciation and amortization	(44,088)	(37,764)	(87,162)	(72,636)
Impairment losses	(5,394)	—	(5,394)	—
General and administrative	(25,144)	(20,111)	(47,998)	(38,060)
Other expenses (1)	296	792	(241)	(738)
Fund costs	(479)	(380)	(1,093)	(744)

Total costs and expenses	(119,692)	(97,379)	(232,288)	(191,678)

Other income and expenses
Equity in earnings of unconsolidated joint ventures (2)	8,278	7,188	10,366	8,430
Other income (1)	1,933	1,667	4,998	1,804
Gains from dispositions of real estate, net	—	17,622	—	18,923
Development profits, net of taxes	45,698	1,975	46,372	19,924
Interest expense, including amortization	(44,075)	(37,186)	(83,800)	(74,011)

Total other income and expenses	11,834	(8,734)	(22,064)	(24,930)

Income from operations before minority interests	72,415	51,695	106,931	97,352

Minority interests’ share of income:
Joint venture partners’ share of income	(9,060)	(8,893)	(17,731)	(18,242)
Joint venture partners’ share of development profits	(1,619)	(284)	(1,651)	(10,120)
Preferred unitholders	(4,024)	(5,368)	(9,025)	(10,736)
Limited partnership unitholders	(495)	(849)	(1,311)	(1,379)

Total minority interests’ share of income	(15,198)	(15,394)	(29,718)	(40,477)

Income from continuing operations	57,217	36,301	77,213	56,875

Discontinued operations:
Income (loss) attributable to discontinued operations, net of minority interests	1,063	(882)	1,630	(2,634)
Gain from disposition of real estate, net of minority interests	17,073	5,370	24,087	33,315

Total discontinued operations	18,136	4,488	25,717	30,681

Net income	75,353	40,789	102,930	87,556
Preferred stock dividends	(3,095)	(1,783)	(6,191)	(3,566)
Preferred unit redemption discount/(issuance costs)	77	—	(1,020)	—

Net income available to common stockholders	$72,335	$39,006	$95,719	$83,990

Net income per common share (diluted)	$0.80	$0.45	$1.06	$0.97

Weighted average common shares (diluted)	90,135,659	87,076,011	90,147,493	86,845,858

(1)	Includes changes in liabilities and assets associated with the Company’s deferred compensation plan.

(2)	Includes gains on sale of operating assets of $7.7 million, $8.3 million, $4.8 million and $5.0 million, respectively, for the three and six months ended June 30, 2006 and 2005.

CONSOLIDATED STATEMENTS OF FUNDS FROM OPERATIONS (1)
(dollars in thousands, except share data)

	For the Quarters Ended		For the Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net income	$75,353	$40,789	$102,930	$87,556
Gains from disposition of real estate, net of minority interests	(17,073)	(22,992)	(24,087)	(52,238)
Depreciation and amortization:
Total depreciation and amortization	44,088	37,764	87,162	72,636
Discontinued operations’ depreciation	350	7,166	544	16,416
Non-real estate depreciation	(1,068)	(802)	(2,068)	(1,547)
Adjustments to derive FFO from consolidated JVs:
Joint venture partners’ minority interests (Net income)	9,060	8,893	17,731	18,242
Limited partnership unitholders’ minority interests (Net income)	495	849	1,311	1,379
Limited partnership unitholders’ minority interests (Development profits)	2,208	94	2,240	552
Discontinued operations’ minority interests (Net income)	(110)	2,025	(214)	4,180
FFO attributable to minority interests	(21,748)	(24,103)	(42,183)	(47,690)
Adjustments to derive FFO from unconsolidated JVs:
AMB’s share of net income	(8,278)	(7,188)	(10,366)	(8,430)
AMB’s share of FFO	2,096	4,469	5,305	7,216
AMB’s share of development profits, net	—	5,441	—	5,441
Preferred stock dividends	(3,095)	(1,783)	(6,191)	(3,566)
Preferred unit redemption discount (issuance costs)	77	—	(1,020)	—

Funds from operations	$82,355	$50,622	$131,094	$100,147

FFO per common share and unit (diluted)	$0.87	$0.55	$1.39	$1.09

Weighted average common shares and units (diluted)	94,520,866	91,795,834	94,534,263	91,566,987

(1)	Funds From Operations (“FFO”). The Company believes that net income, as defined by GAAP, is the most appropriate earnings measure. However, the Company considers funds from operations, or FFO, as defined by NAREIT, to be a useful supplemental measure of its operating performance. FFO is defined as net income, calculated in accordance with GAAP, less gains (or losses) from dispositions of real estate held for investment purposes and real estate-related depreciation, and adjustments to derive the Company’s pro rata share of FFO of consolidated and unconsolidated joint ventures. Further, the Company does not adjust FFO to eliminate the effects of non-recurring charges. The Company believes that FFO, as defined by NAREIT, is a meaningful supplemental measure of its operating performance because historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization expenses. However, since real estate values have historically risen or fallen with market and other conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Thus, NAREIT created FFO as a supplemental measure of operating performance for real estate investment trusts that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. The Company believes that the use of FFO, combined with the required GAAP presentations, has been beneficial in improving the understanding of operating results of real estate investment trusts among the investing public and making comparisons of operating results among such companies more meaningful. The Company considers FFO to be a useful measure for reviewing comparative operating and financial performance because, by excluding gains or losses related to sales of previously depreciated operating real estate assets and real estate depreciation and amortization, FFO can help the investing public compare the operating performance of a company’s real estate between periods or as compared to other companies. While FFO is a relevant and widely used measure of operating performance of real estate investment trusts, it does not represent cash flow from operations or net income as defined by GAAP and should not be considered as an alternative to those measures in evaluating the Company’s liquidity or operating performance. FFO also does not consider the costs associated with capital expenditures related to the Company’s real estate assets nor is FFO necessarily indicative of cash available to fund the Company’s future cash requirements. Further, the Company’s computation of FFO may not be comparable to FFO reported by other real estate investment trusts that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company does.

Forward Looking Statements
Some of the information included in this report contains forward-looking statements, such as those related to total expected investments in acquisitions and developments; size and timing of deliveries and total investments in development projects; and use of private capital funds for planned investment activity, which are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future events. The events or circumstances reflected in forward-looking statements might not occur. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak only as of the date of this report or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults on or non-renewal of leases by tenants, increased interest rates and operating costs, our failure to obtain necessary outside financing, re-financing risks, difficulties in identifying properties to acquire and in effecting acquisitions, our failure to successfully integrate acquired properties and operations, our failure to divest properties on advantageous terms or to timely reinvest proceeds from any divestitures, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, our inability to obtain necessary permits and public opposition to these activities), our failure to qualify and maintain our status as a real estate investment trust, environmental uncertainties, risks related to natural disasters, changes in general economic conditions or in the real estate sector, changes in real estate and zoning laws or other local, state and federal regulatory requirements, a downturn in the U.S., California, or the global economy, risks related to doing business internationally, losses in excess of our insurance coverage, unknown liabilities acquired in connection with acquired properties or otherwise and increases in real property tax rates. Our success also depends upon economic trends generally, including interest rates, income tax laws, governmental regulation, legislation, population changes, various market conditions and fluctuations and those other risk factors discussed under the heading “Risk Factors” and elsewhere in our most recent annual report on Form 10-K for the year ended December 31, 2005.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
          (d) Exhibits:

Exhibit
Number	Description
99.1	AMB Property Corporation Press Release dated July 11, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMB Property Corporation (Registrant)
Date: July 12, 2006	By:	/s/ Tamra D. Browne
Tamra D. Browne
Senior Vice President, General Counsel and Secretary

Exhibits

Exhibit
Number	Description
99.1	AMB Property Corporation Press Release dated July 11, 2006.